EXHIBIT 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

For Immediate Release	For information contact:
Edward R. (Jack) Cameron (CEO)
Linda A. Koenig (CFO)
(952) 930-9000

Richard G. Cinquina
Equity Market Partners
(904) 415-1415

Appliance Recycling Centers of America Will Start Trading

on Nasdaq Capital Market on February 22

Minneapolis, MN—February 16, 2006—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today announced that its application for listing on the Nasdaq Capital Market has been approved and that its stock will commence trading on this market on February 22 under the symbol “ARCI.”  ARCA will continue trading on the over-the-counter bulletin board until the changeover occurs next week.

Edward R. (Jack) Cameron, president and chief executive officer, commented:  “We are extremely pleased to have gained listing on the Nasdaq Capital Market.  We believe this development will enhance trading liquidity and raise ARCA’s visibility and credibility among investors.”

About ARCA

Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel.  ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of February 2006, ApplianceSmart is operating 13 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; two in the Atlanta market; two in San Antonio, Texas, and one in Los Angeles.  ARCA is also the nation’s largest recycler of major household appliances for the energy conservation programs of electric utilities.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the speed at which individual ApplianceSmart outlets reach profitability, the growth of appliance retail sales, the strength of energy conservation recycling programs, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

 Visit our web sites at www.arcainc.com and www.appliancesmart.com.